RALLY

Bill of Sale

As of December 4, 2020

This bill of sale (the “Bill of Sale”) records the purchase between RSE Archive, LLC (“Purchaser” or “us”) and Sotheby’s (“Seller”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”). This Bill of Sale may be modified or amended only with the prior written consent of Purchaser.

Asset:	#96JORDAN
Description:	1996 Michael Jordan Game Worn and Dual Signed ‘Player Sample’ Air Jordan 11 “Concord”
Total Acquisition Cost:	$ 42,000.00
Consideration: Cash (%) Equity (%) Total	$ 42,000.00 (100%) $ 0 (0%) $ 42,000.00 (100%)